Exhibit 3.1

CARMAX, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I
NAME

The name of the Corporation is CarMax, Inc.

ARTICLE II
PURPOSES

The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

ARTICLE III
CAPITAL STOCK

A.    Authorized Stock.    The aggregate number of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Preferred	20,000,000	$ 20.00
Common	350,000,000	$.50

B.    Preemptive Rights.    No holder of outstanding shares of any class of stock shall have any preemptive right with respect to (i) any shares of any class of stock of the Corporation or other security that the Corporation may determine to issue, whether the shares of stock or other security to be issued is now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock or other security, or (iii) any obligations convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.

ARTICLE IV
PREFERRED STOCK

A.    General.    Certain provisions relating to the Preferred Stock and the relative rights of the Preferred Stock and the holders of the outstanding shares thereof, regardless of series, are set forth below.

(1)    Issuance in Series.    The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series and to provide for the relative rights and preferences of each series by the adoption of an amendment to the Articles of Incorporation fixing:

(a)    The maximum number of shares in a series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(b)    Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

(c)    Any voting rights, including any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action; provided that the shares of the series shall have those voting rights which are required by law;

(d)    The price at and the terms and conditions on which shares may be redeemed;

(e)    The amount payable upon shares in the event of involuntary liquidation;

(f)    The amount payable upon shares in the event of voluntary liquidation;

(g)    Sinking fund provisions for the redemption or purchase of shares;

(h)    The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

(i)    Any other designations, rights, preferences or limitations that are now or hereafter permitted by the laws of the Commonwealth of Virginia and are not inconsistent with the provisions of paragraph (A)(1) of this Article.

(2)    Articles of Amendment.    Before the issuance of any shares of a series of the Preferred Stock, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

(3)    Parity of All Shares.    All shares of the Preferred Stock, regardless of series, shall be identical with each other in all respects except as is permitted in paragraph (A)(1) of this Article.

ARTICLE V
COMMON STOCK

A.    Voting Rights.    The holders of outstanding shares of Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided herein or in the Articles of Amendment establishing any series of Preferred Stock or (ii) as may be required by law.

B.    Distributions.    Subject to the rights of any holders of shares of Preferred Stock, or of any other stock ranking senior to the Common Stock as to dividends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Common Stock shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE VI
DIRECTORS

The number of directors shall be fixed by the bylaws. In the absence of such a provision in the bylaws, the number of directors shall be ten. In no event, however, shall the number of directors exceed fourteen or be less than three. The directors of the corporation shall be divided into three classes as nearly equal in number as possible. The term of office of the first class of directors shall expire at the first annual meeting of stockholders after the initial election dividing directors into such classes, that of the second class shall expire at the second annual meeting after such election and that of the third class at the third annual meeting after such election. At each annual meeting of stockholders, successors to the class of directors whose terms shall then expire and any other nominees for election as a director of such class shall be elected to hold office until the third succeeding annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Notwithstanding the foregoing, if the holders of one or more series of Preferred Stock voting as a separate class shall become entitled to elect members of the Board pursuant to the provisions of the Articles of Amendment establishing such series, the terms of all members of the Board of Directors previously elected shall expire at the time of such election and each director shall then serve until the next meeting of stockholders at which directors are elected; and whenever the holders of any series of Preferred Stock are no longer entitled to so elect directors voting as a separate class, all of the directors shall be elected by classes at the next annual meeting of stockholders held for such purpose in the manner provided hereinabove in this paragraph with respect to the initial election dividing directors into such classes. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire and any other nominees for election as a director of such class shall be elected to hold office until the third succeeding annual meeting.

ARTICLE VII
INDEMNIFICATION

A.    Definitions.    For purposes of this Article the following definitions shall apply:

“Corporation” means this Corporation only and no predecessor entity or other legal entity;

“expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

“liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

“legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

“predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

“proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

B.    Indemnification of Directors and Officers.    The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding because the individual is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of the individual’s willful misconduct or knowing violation of the criminal law (regardless of whether the proceeding is by or in the right of the Corporation). Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Paragraph C of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such person’s ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such person ineligible for indemnification. The Corporation may contract in advance to indemnify, and make advances and reimbursements for expenses to, any person entitled to indemnity under this Paragraph B to the same extent provided in this Paragraph B.

C.    Indemnification of Others.    The Corporation may, to a lesser extent or to the same extent that the Corporation is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

D.    Miscellaneous.    The rights of each person entitled to indemnification, advances and reimbursements under or pursuant to this Article shall inure to the benefit of such person’s heirs, executors and administrators. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to herein. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against such liability. The provisions of this Article shall not be deemed to prohibit the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above, for the purposes of conducting the business of the Corporation. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct, events or conditions occurring or existing before the adoption of such amendment, modification or appeal. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

ARTICLE VIII
LIMITATION OF LIABILITY

To the full extent that the Virginia Stock Corporation Act, as it now exists or is hereafter amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders.

ARTICLE IX
VOTE TO AMEND OR RESTATE

As to each voting group entitled to vote on an amendment or restatement of the Articles of Incorporation, the vote required for approval shall be (i) the vote required by the Virginia Stock Corporation Act (as applied without regard to the effect of clauses (ii) and (iii) of this Article) if the effect of the amendment or restatement is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of the Corporation or the dissolution of the Corporation, (b) to modify any provision of Article VI of these Amended and Restated Articles of Incorporation, or (c) to delete all or any part of this clause (i) of this Article; (ii) the vote required by the terms of the Articles of Incorporation, in effect at the time, if such terms require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (iii) a majority of the votes entitled to be cast thereon if neither clause (i) nor clause (ii) of this Article is applicable.